UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2019

MSCI Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center, 250 Greenwich St., 49th Floor, New York, NY 10007

(Address of principal executive offices) (Zip Code)

(212) 804-3900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

MSCI Inc. (“MSCI” or the “Company”) announced on March 6, 2019 that the Board of Directors of the Company (the “Board”) appointed Andrew C. Wiechmann, who has been serving as the Company’s Head of Strategy, Corporate Development and Investor Relations, to serve as Interim Chief Financial Officer and Treasurer and a member of the Company’s Executive Committee, effective as of March 5, 2019 (the “Transition Date”). Kathleen A. Winters, who previously served as the Company’s Chief Financial Officer and Treasurer, notified the Company of her decision to resign on March 1, 2019. Her last day with the Company will be March 15, 2019.

Mr. Wiechmann, age 39, joined MSCI in 2012 and has served as Head of Strategy and Corporate Development since July 2012 and Head of Investor Relations from December 2017 to March 2019. He also served as Head of Financial Planning and Analysis from July 2015 to December 2017. In these roles, Mr. Wiechmann has been responsible for overseeing all aspects of the Company’s capital structure, including share repurchases and financing transactions as well as dividend and leverage policies. Prior to joining MSCI, Mr. Wiechmann was an investment banker at Morgan Stanley where he executed M&A and capital markets transactions for financial technology and specialty finance companies. Mr. Wiechmann holds Bachelor of Arts degrees in physics and economics from Hamilton College.

Ms. Winters’s decision to resign was amicable and not a result of any disagreement or dispute with the Company or its management on matters relating to the Company’s strategy, operations, financial reporting, or other policies or practices. The selection of Mr. Wiechmann to serve as the Company’s Interim Chief Financial Officer and Treasurer was not made pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Wiechmann and any director or other executive officer of the Company and there are no related persons transactions (within the meaning of Item 404(a) of Regulation S-K) involving Mr. Wiechmann and the Company and/or its subsidiaries.

In connection with Mr. Wiechmann’s appointment, on March 5, 2019, the Compensation & Talent Management Committee of the Board approved the grant of a special one-time award of 2,671 restricted stock units (“Special RSU Award”) under the MSCI Inc. 2016 Omnibus Incentive Plan to Mr. Wiechmann, effective as of the Transition Date. The number of shares of the Company’s common stock, par value $0.01 per share (each, a “Share”), underlying the Special RSU Award was calculated by dividing the aggregate grant date value of the award by the closing price of a Share on the trading day prior to the grant date and rounding down to the next whole RSU. The Special RSU Award will vest 100% on the third anniversary of the grant date, subject generally to Mr. Wiechmann’s continued employment with the Company through such date. Mr. Wiechmann was also added as a participant to the MSCI Inc. Change in Control Severance Plan (the “CIC Plan”), a copy of which was filed with the Securities and Exchange Commission as Exhibit 10.109 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Other than the Special RSU Award and CIC Plan, there were no new compensatory arrangements or modifications to existing compensatory arrangements previously entered into with Mr. Wiechmann in connection with his appointment.

Item 7.01	Regulation FD Disclosure

The press release announcing the matters described in Item 5.02 above is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information furnished under Item 7.01 of this Report, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 99.1	Press Release of the Registrant, dated March 6, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

Date: March 6, 2019	By:	/s/ Henry A. Fernandez
	Name:	Henry A. Fernandez
	Title:	Chairman and Chief Executive Officer